EXHIBIT 99.2

Hexion Specialty Chemicals, Inc.
180 East Broad Street
Columbus, Ohio 43215

June 27, 2008

By Facsimile and Federal Express

Mr. Peter Huntsman
Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

Re: Response to Request for Consultation and Information

Dear Peter:

     We are writing in response to your letter of June 25, 2008, requesting certain information and consultation in connection with the Huntsman Board’s decision as to whether to extend the Termination Date of the Merger Agreement an additional 90 days. Under Section 7.1(b)(ii) of the Merger Agreement, the Termination Date can only be extended if: (a) Hexion is in material compliance with its obligation under Section 5.4 of the Merger Agreement; (b) the commitments to provide the Financing will remain in force through the extension period; (c) the Huntsman Board determines that there is an objectively reasonable probability that antitrust approval can be obtained within the 90 day extension period; and (d) the Huntsman Board determines that there is an objectively reasonable probability that the Merger can be consummated within the 90 day extension period.

     We believe that the first two conditions have been satisfied: Hexion is in material compliance with its obligations under Section 5.4 of the Merger Agreement and the commitments to provide the Financing will remain in full force and effect during the extension period. Moreover, as we believe your antitrust counsel will agree, we believe that antitrust approval will be obtained in the 90-day period.

     However, because the combined company would be insolvent, we do not believe that Credit Suisse and Deutsche Bank can be provided with a reasonably satisfactory solvency opinion or certificate, a condition of their financing commitments. Huntsman’s recent request for our consent with respect to certain matters only serves to confirm our view. We also believe that because Huntsman has suffered a Company Material Adverse Effect, the conditions to Hexion’s obligation to close cannot be satisfied. Accordingly, we do not believe that the Huntsman Board has an objectively reasonable basis for concluding that the Merger can be consummated and do not see a basis for Huntsman to extend the term of the Merger Agreement past July 4, 2008.

     Before turning to the balance of your letter, we must also note that we reject your claim that our actions in consulting with Duff & Phelps were in any way improper or impermissible. Under Section 5.12(b)(iii) of the Merger Agreement, Hexion was required to notify Huntsman if it no longer had a good faith belief that it would be able to obtain all or any portion of the Financing contemplated under the Commitment Letter. When we became concerned about the solvency of the combined entity, given the serious implications of providing Huntsman with notice, we believed that before we came to any firm conclusion on this issue, it would be prudent to engage Duff & Phelps, one of the nation’s preeminent valuation firms, to advise us. Hexion had no obligation to consult with Huntsman in connection with this decision since the Duff & Phelps opinion was provided to Hexion for its benefit.

     Two additional points:

1.	Your letter was addressed to Hexion and Apollo Management VI, L.P. We do not understand why this request was addressed to Apollo Management VI, L.P as it is not a party to the Merger Agreement. While Apollo Management VI, L.P. is to receive copies of all notices delivered to Hexion under the Merger Agreement, Huntsman has no right to consult with or obtain information from Apollo Management VI, L.P. As I am sure you will recall, this was a point that was specifically negotiated with and agreed to by Huntsman.

2.	We have not received a response to our June 23 letter requesting that Huntsman consent to unsealing the Complaint we filed in the Delaware action. We continue to believe that the Complaint should be made publicly available. In addition, in light of the questions that Huntsman has raised about the Duff & Phelps report, we believe that the report should be made publicly available as well. We are confident that if Huntsman shareholders and the investing public have an opportunity to review the Duff & Phelps report, they will conclude that Duff & Phelps’ opinion that the combined company would be insolvent is thorough and well-reasoned.

Turning to your information requests:

1.	We will be providing under separate cover a copy of the Duff & Phelps report to our Board, together with copies of the materials relied upon by Duff & Phelps in connection with its solvency analysis. Please note that the information relating to Hexion contained in these documents constitutes Confidential Material within the meaning of the September 25, 2007 Confidentiality Agreement between Hexion and Huntsman. As you will see, the projections relating to Huntsman provided to Duff & Phelps were considerably more optimistic than the projections contained in recent analyst reports regarding your company, such as the JPMorgan analyst report issued earlier this week. (There may be a subset of information that is competitively sensitive that, consistent with the antitrust laws, we cannot provide. There are also two reports that we cannot provide you without the authors’ consent. We are in the process of seeking that consent.)

2.	We have previously provided you with a copy of the letter we sent to Credit Suisse and Deutsche Bank concerning our request for Alternate Financing. We expect a response to our request from these banks early next week. We will advise you when we receive their response. In the event that the banks indicate that they are not prepared to provide Alternate Financing, our plan is to hire a nationally-respected financial adviser to assist us in obtaining Alternate Financing. Pursuant to Section 3(b) of the June 1, 2007, Confidentiality Agreement, we will require Huntsman’s consent before we can engage that adviser.

3.	We have been and are continuing our process of satisfying the antitrust conditions in the Merger Agreement. Your counsel have been involved in every step of this approval process and know that Hexion has negotiated a substantial divestiture of Hexion assets with the antitrust agencies; negotiations with several potential purchasers of those assets are quite advanced. Of particular note, as we believe you are aware, we anticipate that the European Commission will issue a decision permitting the transaction to proceed on or before June 30, 2008.

     After you have had a chance to review this information, we will make ourselves available at a mutually convenient place at a time of your choosing to consult with you concerning the Huntsman Board’s decision. We expect and would appreciate it if you would advise us of the Board’s decision and, specifically, its determination as to whether each of the conditions precedent to Huntsman’s exercise of its right to extend the Merger Agreement has been satisfied and the basis for this conclusion.

     Nothing herein shall constitute a waiver of any rights or remedies available to Parent or Merger Sub under the Merger Agreement or applicable law.

HEXION SPECIALTY CHEMICALS, INC.

By: /s/ Craig O. Morrison
Craig O. Morrison

cc:	Jeffrey B. Floyd, Esq. (Vinson & Elkins L.L.P.)